UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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BRT APARTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

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BRT Apartments Corp.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 30, 2020
The annual meeting of stockholders of BRT Apartments Corp., a Maryland corporation, will be held on Thursday, June 30, 2020, at 9:00 a.m., local time, for the following purposes:
1.	To elect three Class III Directors, each to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
2.
To consider and vote on a proposal to approve a non-binding, advisory resolution regarding the compensation of our executive officers for the year ended December 31, 2019, as more fully described in the accompanying proxy statement;

3.	To consider and vote upon a proposal to approve the BRT Apartments Corp. 2020 Incentive Plan; and
4.	To transact any other business as may properly come before the meeting.
Holders of record of our common stock at the close of business on April 14, 2020 are entitled to notice of and to vote at our annual meeting and any adjournment or postponement thereof.
It is important that your shares of common stock be represented and voted at the meeting. You can vote your shares of common stock by completing and returning the proxy card. Certain stockholders can also vote their shares of common stock over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.
Our Board of Directors has fixed the offices of BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck New York 11021 as the location for the annual meeting. However, due to the continuing public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that our annual meeting of stockholders may be held solely by means of remote communication, via webcast or teleconference. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the webcast or teleconference will be set forth in a press release issued by us and available at www.brtapartments.com.
By order of the Board of Directors

S. Asher Gaffney

Secretary
Great Neck, New York
May 27, 2020

PROXY STATEMENT
GENERAL
Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2020 annual meeting of stockholders of BRT Apartments Corp. In this proxy statement we refer to BRT Apartments Corp. as “BRT,” “we,” “our,” “us,” “our company,” to our Board of Directors as the “Board”, and to our shares of common stock as “common stock” or “shares.” Our telephone number is (516) 466-3100. Our Board of Directors has fixed our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Tuesday, June 30, 2020 as the date, time and place of the annual meeting. However, due to the continuing public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that our annual meeting of stockholders may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the webcast or teleconference will be set forth in a press release issued by us and available at www.brtapartments.com.
As a result of a change in our fiscal year approved by our Board in January 2019, our fiscal year ended December 31, 2019. Accordingly, unless otherwise indicated or the context otherwise requires, references to: (i) 2020, refer to the twelve months ending December 31, 2020, (ii) 2019, refer to the twelve months ended December 31, 2019, (iii) the “Transition Period”, refer to the three months ended December 31, 2018, and (iv) 2018 or 2017, refer to the twelve months ended September 30, 2018 and 2017, respectively.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will consider and vote on the following matters:
•	the election of three directors to hold office until the 2023 annual meeting and until their respective successors are duly elected and qualify;
•	a proposal to approve a non-binding, advisory resolution regarding the compensation of our executive officers for the year ended December 31, 2019; and
•	a proposal to approve the BRT Apartments Corp. 2020 Incentive Plan, which we refer to as the “Plan” or the “2020 Incentive Plan.”
The persons named as proxies will vote in their discretion on any other matter properly brought before the annual meeting.
Who is entitled to vote?
We are mailing this proxy statement on or about May 27, 2020 to holders of record of our common stock as of the close of business on April 14, 2020, which we refer to as the “record date”. The record date was established by our Board. Stockholders as of the close of business on the record date are entitled to notice of and to vote their shares at the meeting. Each outstanding share of common stock entitles the holder to cast one vote and stockholders do not have the right to vote cumulatively in the election of directors. Shares of our common stock constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.
What constitutes a quorum?
A quorum is the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. On the record date, there were 17,190,106 shares of common stock outstanding and entitled to vote. In order to carry on the business at the meeting, holders of a majority of our outstanding shares must be present in person or by proxy. This means that at least 8,595,089 shares of common stock must be present at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.

Abstentions and brokers non-votes, as described herein, will be considered present for the purpose of determining the presence of a quorum.
How do I vote?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.
Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 29, 2020. If you vote by telephone or via the internet, it is not necessary to return your proxy card.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you wish to vote in person at the annual meeting, you must contact the broker or nominee to obtain a legal proxy from the broker or nominee.
How does the Board recommend I vote at the Annual Meeting?
Our Board recommends that you vote:
•
“FOR” the election of three directors named in this proxy statement (Fredric H. Gould, Gary Hurand and Elie Y. Weiss) to hold office until the 2023 annual meeting and until their respective successors are duly elected and qualify;

•	“FOR” a proposal to approve a non-binding advisory resolution regarding the compensation of our executive officers for the year ended December 31, 2019; and
•	“FOR” the approval of the BRT Apartments Corp. 2020 Incentive Plan.
Is my vote important?
Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.”
How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?
The affirmative vote of a majority of the total votes cast “for” and “against” as to a nominee is required for the election of such nominee as director. Abstentions, if any, and broker non-votes, will not be counted as votes cast and will have no effect on the results of the election of any director.
The affirmative vote of a majority of all of the votes cast on the proposal is required for approval of the proposals relating to the non-binding advisory vote on executive compensation. For purposes of the non-binding advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.

The affirmative vote of a majority of the votes cast on the proposal to approve the Plan is required for its approval. Abstentions will have the effect of a vote against the Plan, but broker non-votes will not have any impact on such proposal.
When are stockholder proposals due for the 2021 annual meeting?
We expect that our annual meeting of stockholders for the year ending December 31, 2020 will be held in June 2021.
Our bylaws require that we be given advance written notice of nominations for election to our Board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Office of the Corporate Secretary must receive such notice, as well as the information and other materials required by our bylaws, at our principal executive office not later than January 27, 2021 and no earlier than December 28, 2020 for matters or nominations to be properly presented at the 2021 annual meeting of our stockholders.
Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2021 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by the Office of the Corporate Secretary at the address set forth on the cover page of this proxy statement no later than January 27, 2021. Any proposal should be addressed to the Office of the Corporate Secretary and may be included in next year’s proxy materials for our 2021 annual meeting of stockholders only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC.” We are not required to include in our proxy statement or our proxy card relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
Who will count the vote?
A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, or another person designated by or at the direction of our Board, will tabulate the votes and act as inspector of elections.
Can I revoke my proxy before it is exercised?
If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with the Office of the Corporate Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.
If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.
Who is soliciting my vote and who pays the cost?
We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates full-time and part-time employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold common shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $6,000 and the reimbursement of certain expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.
What happens if a change to the annual meeting is necessary due to exigent circumstances?
While we have every intention of holding the annual meeting in person, if unexpected circumstances, including the continuing public health crisis relating to COVID-19, make it reasonable, prudent and advisable to do so, our Board of Directors may determine to change the meeting to a virtual meeting or change the date, time or location for the meeting. If we need to take such action, we will issue a press release notifying our stockholders of such development, which will also be available at www.brtapartments.com. A change to the meeting date, time, place or format will have no impact on our stockholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement.
What is householding?
Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
What other information about us is available?
Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Office of the Corporate Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.brtapartments.com. Our Annual Report to Stockholders for 2019 accompanies this proxy statement.

GOVERNANCE OF OUR COMPANY
General
Our business, property and affairs are managed by or under the direction of our Board and its committees. Directors are kept informed about our business through discussions with our Chairman, our Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During the Transition Period and in 2019, the Board held one meeting and four meetings, respectively, and each director, during each of such periods, attended at least 75% of the aggregate number of meetings of the Board and all committees on which such director served during such periods. We typically schedule a Board meeting in conjunction with our annual meeting of stockholders and encourage our directors to attend such meeting – 70% of our directors attended our 2019 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted an amended and restated code of business conduct and ethics, which we refer to as the “Conduct Code”, that applies to all of our directors, officers and employees. The Conduct Code covers a variety of topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our Conduct Code. During the Transition Period and in 2019, there were no waivers of the provisions of the Conduct Code with respect to any of the persons subject thereto. We will post any amendments to, or waivers of, the Conduct Code on our website.
Risk Oversight
Management is responsible for the day-to-day management of risks we face. Our Board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks; our nominating and corporate governance committee, which we refer to as the “nominating committee,” oversees corporate governance risks; and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.
A portion of each quarterly meeting of the audit committee is devoted to reviewing the status of our properties and other matters (including related party transactions) which might have a material adverse impact on current or future operations. An executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee – this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately four times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, an executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.
At Board meetings, the directors review significant risk issues brought to their attention by management and committees of the Board.
Leadership Structure
Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. The Board believes that: (i) separating the role of Chairman and Chief Executive Officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) this leadership structure provides appropriate risk oversight of our activities.
Committees of the Board
Our Board has three standing committees: audit, compensation and nominating. The Board has adopted charters for these committees which require that they be comprised of at least three independent directors and, in the case of the audit committee, also requires that at least one member of such committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. The Board has also adopted corporate governance guidelines that address the make-up and functioning of the Board and its committees. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our corporate governance guidelines and committee charters.
The table below provides membership and meeting information for each of our committees for 2019:
Name	Audit	Compensation	Nominating
Alan H. Ginsburg		✓
Louis C. Grassi	Chair*		✓
Gary Hurand	✓		Chair
Jeffrey Rubin		Chair
Jonathan H. Simon
Elie Weiss	✓		✓
Number of Meetings	4	1	2
*	Audit committee financial expert.
Audit Committee
This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of the accounting firm performing our internal control audit function, and (v) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.
Compensation Committee
This committee reviews and makes recommendations and/or determinations with respect to the salaries, bonuses and stock awards of our directors and full-time named executive officers.
Nominating Committee
This committee’s principal responsibilities include proposing to the Board a slate of nominees for election to the Board at the annual meeting of stockholders, recommending committee assignments to the Board, making a recommendation to the Board with respect to the independence of each director and nominee, identifying and recommending candidates to fill vacancies on the Board or committees thereof between annual meetings of stockholders, overseeing Board and committee performance evaluations, proposing a slate of officers to the directors for election at the annual meeting of the Board and monitoring corporate governance matters, including overseeing our corporate governance guidelines.
Director Qualifications
The Board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Our nominating committee considers the personal and professional attributes and the business experience of each candidate for director to promote diversity of expertise and experience among our directors and will give strong consideration to nominating a woman to fill any vacancy in our Board. Additionally, directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.
When considering candidates for director, the nominating committee will take into account a number of factors, including the following:
•	Independence from management;
•	Whether the candidate has relevant business experience;

•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.
The nominating committee will consider candidates for director suggested by stockholders (provided that the advance notice and other requirements set forth in our bylaws (collectively, the “Advance Notice Provisions”) have been followed), applying the criteria for candidates described above, considering the additional information referred to below and evaluating such nominees in the same manner as other candidates. Stockholders wishing to suggest a candidate for nomination for election as a director should write to the Office of the Corporate Secretary and in addition to including the information called for by, and complying with the requirements of, the Advance Notice Provisions, should include:
•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;
•	The name of and contact information for the candidate;
•	A statement of the candidate’s business and educational experience;
•	Information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors;
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
Before nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating committee will consider:
•	The director’s performance on the Board; and
•	Whether the director’s re-election would be consistent with our corporate governance guidelines.
When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors or others. The committee or its chairman will interview a candidate if it is believed the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management. If the nominating committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the Board.
The nominating committee generally intends to recommend that the Board nominate incumbent directors who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.
Independence of Directors
The Board affirmatively determined that for the purposes of the corporate governance requirements of the New York Stock Exchange and applicable SEC requirements, each of (i) Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, constituting 60% of our directors, and (ii) the members of our audit, compensation and nominating committees, are independent. The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.

In evaluating the independence of Messrs. Ginsburg, Grassi and Hurand, the Board was aware that (i) these individuals or members of their families have passive investments in Gould Investors or in entities managed by affiliates of Gould Investors, (ii) the agreement entered into in 2019 between Gould Investors and an entity owned by members of Mr. Hurand’s family with respect to the interest that such family entity has in Gould Investors and (iii) the services provided, and to be provided, by the company of which Mr. Grassi is chief executive officer, to Gould Investors and an entity managed by an affiliate of Gould Investors. Gould Investors is an affiliate of ours and is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.”
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries or has had any relationship with us that would require disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Party Transactions).
Compensation of Directors
The following table sets forth the cash compensation payable during the Transition Period and in 2019 to the directors for service on the Board and its committees, all of whom, except as indicated in footnote 4 below, are non-management directors (i.e., those directors who are not employees or officers of ours or our affiliates):
		Committee
	Board	Audit	Compensation	Nominating
Annual retainer(1)	$20,000	$5,000	$4,000	$3,000
Presence in-person at meeting(2)	1,250	1,000	1,000	1,000
Presence by telephone at meeting(3)	750	750	750	750
Chairman’s annual retainer(1)	265,000(4)	10,000	8,000	4,000
(1)
The committee chairman receives both the annual retainer and the annual retainer for serving as chairman of such committee. Effective as of January 1, 2020, the annual retainer for service on the Board and the audit, compensation and nominating committees is $23,000, $5,750, $4,600 and $3,450, respectively.

(2)	Effective January 1, 2020, the fees for participating in-person at Board and committee meetings is $1,450 and $1,150, respectively.
(3)	Effective January 1, 2020, the fee for participating by telephone at Board and committee meetings is $875 per meeting.
(4)
Reflects the compensation paid to Israel Rosenzweig, a management director, for his service as Chairman of our Board. Effective January 1, 2020, such retainer was increased to $280,900. See “Executive Compensation—Chairman of the Board’s Compensation.” For information regarding additional compensation paid to Mr. Rosenzweig, see “Certain Relationships and Related Transactions”.

In addition, in 2019, each non-management director was awarded 3,900 shares of restricted stock under our 2018 Incentive Plan. The restricted stock has a five-year vesting period, subject to acceleration upon the occurrence of specified events, during which period the owner is entitled to vote and receive distributions, if any, on such shares. Non-management directors who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.

The following table sets forth the cash and non-cash compensation paid to our directors for their service in such capacity in 2019 and the Transition Period, all of whom, except for Israel Rosenzweig, are non-management directors:
	Year	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Alan H. Ginsburg	2019		27,750	33,130	—	60,880
	2018	(T)	7,500	—	—	7,500
Louis C. Grassi	2019		48,000	33,130	—	81,130
	2018	(T)	12,750	—	—	12,750
Gary Hurand	2019		39,500	33,130	—	72,630
	2018	(T)	10,250	—	—	10,250
Israel Rosenzweig	2019		265,000(4)	39,526	—(3)	304,526
	2018	(T)	62,500	—	—(3)	62,500
Jeffrey Rubin	2019		37,500	33,130	—	70,630
	2018	(T)	10,250	—	—	10,250
Jonathan H. Simon	2019		29,250	33,130	—	62,380
	2018	(T)	8,250	—	—	8,250
Elie Weiss	2019		36,000	33,130	—	69,130
	2018	(T)	9,750	—	—	9,750
(1)
This table does not reflect: (a) the compensation we paid Jeffrey A. Gould, our President, Chief Executive Officer and a director; Fredric H. Gould, a director; and Matthew J. Gould, an executive officer and director; and (b) compensation paid to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig by Majestic Property Management Corp., which is wholly-owned by Fredric H. Gould. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for information regarding the compensation paid these individuals.

(2)
Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 – Stock Compensation, which we refer to as “ASC Topic 718”. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by these directors.

(3)
With respect to Mr. Rosenzweig, excludes fees for Services (as defined in “Executive Compensation – General”) of $57,900 for 2019 and $13,782 for the Transition Period. See “Executive Compensation – General” and “Certain Relationships and Related Transactions.”

(4)	Reflects the retainer paid for serving as Chairman.

The table below shows the aggregate number of unvested stock awards held by the named directors and the value thereof as of the dates indicated:
	Unvested Stock Awards (#) At December 31		Market Value of Unvested Stock Awards ($) At December 31,
Name	2019	2018	2019	2018
Alan H. Ginsburg(1)	17,900	17,250	303,763	197,340
Louis C. Grassi(1)	17,900	17,250	303,763	197,340
Gary Hurand(1)	17,900	17,250	303,763	197,340
Israel Rosenzweig(2)(3)	52,888	54,903	897,509	628,090
Jeffrey Rubin(1)	17,900	17,250	303,763	197,340
Jonathan H. Simon(1)	17,900	17,250	303,763	197,340
Elie Weiss(1)	17,900	17,250	303,763	197,340
(1)	In January 2020, 2021, 2022, March 2023 and January 2024, 3,250 shares, 3,500 shares, 3,625 shares, 3,625 shares and 3,900 shares are scheduled to vest, respectively.
(2)	In January 2020, 2021, 2022, March 2023 and January 2024, 5,200 shares, 4,140 shares, 3,450 shares, 3,163 shares and 3,185 shares are scheduled to vest, respectively.
(3)
Includes up to 33,750 shares of common stock underlying restricted stock units, which we refer to as RSUs, scheduled to vest in September 2021, subject to satisfaction of market and/or performance conditions. See “Executive Compensation–Outstanding Equity Awards at Fiscal Year-End” and note 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”).

Non-Management Director Executive Sessions
In accordance with New York Stock Exchange listing standards, our non-management directors meet regularly in executive sessions without management. The person who presides over executive sessions of non-management directors is one of the committee chairmen. To the extent practicable, the presiding director at the executive sessions is rotated among the chairmen of the Board’s committees.
Communications with Directors
Stockholders and interested persons who want to communicate with our Board or any individual director can write to:
BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Office of the Corporate Secretary
Your letter should indicate that you are a stockholder of BRT Apartments Corp. Depending on the subject matter, the Office of the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the directors on request.
In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Non-Management Directors” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT
The following table sets forth information concerning our shares owned as of the close of business on April 24, 2020 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Alan H. Ginsburg	46,130	*
Fredric H. Gould(2)(3)	3,374,736	19.6
Jeffrey A. Gould(2)(4)	3,444,417	20.0
Matthew J. Gould(2)(5)	3,424,802	19.9
Mitchell Gould	177,554	1.0
Louis C. Grassi	51,693	*
Gary Hurand(6)	388,895	2.3
David W. Kalish(7)	501,517	2.9
Israel Rosenzweig(8)	713,855	4.2
Steven Rosenzweig	40,308	*
Jeffrey Rubin(9)	52,860	*
Jonathan H. Simon	46,130	*
Elie Weiss(10)	63,471	*
George Zweier	80,190	*
Gould Investors L.P(11)	2,989,898	17.4
Black Rock, Inc.(12)	978,929	5.7
All directors and executive officers as a group (17 persons)	6,680,181	38.5
*	Less than 1%
(1)
Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. The percentage of beneficial ownership is based on 17,176,401 shares outstanding as the close of business on April 24, 2020.

(2)	Includes 291,760 shares owned by a pension plan over which this individual shares voting and investment power.
(3)
Includes (i) 33,259 shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (ii) 25,260 shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (iii) 2,468 shares held by him as custodian for a grandson (as to which shares he disclaims beneficial interest). Also includes 2,989,898 shares owned by Gould Investors, as Mr. Fredric H. Gould is the sole owner of the managing general partner of Gould Investors. Excludes 7,512 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(4)
Includes 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee (as to which he disclaims beneficial ownership), and 2,989,898 shares owned by Gould Investors. He is a director and senior vice president of the managing general partner of Gould Investors.

(5)
Includes 20,874 shares owned by a trust over which Matthew J. Gould has shared voting and investment power, 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), and 2,989,898 shares owned by Gould Investors. Matthew J. Gould is Chairman of the Board of the managing general partner of Gould Investors.
(6)
Includes 101,944 shares owned by limited liability companies in which Mr. Hurand is a member and 161,479 shares owned by a corporation in which Mr. Hurand is an officer and shareholder. Mr. Hurand shares voting and investment power with respect to the shares owned by these entities.

(7)
Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Apartments Corp., REIT Management Corp. and Gould Investors as to which Mr. Kalish, as trustee, has shared voting and investment power. Does not include 4,870 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(8)
Includes 41,194 shares owned by the pension trust of Gould Investors L.P. and 250,566 shares owned by REIT Management Corp. pension and profit sharing trusts, as to which Mr. Rosenzweig, as trustee, has shared voting and investment power.

(9)	Includes 13,102 shares pledged as collateral for a line of credit. No amounts are outstanding on such credit line.
(10)	Excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(11)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.
(12)
As of December 31, 2019, based (other than with respect to percentage ownership) on information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2020 by this reporting person whose business address is 55 East 52nd Street, New York, NY 10055. This reporting person reported that it has sole voting power with respect to 963,292 shares and sole dispositive power with respect to 978,929 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.

ELECTION OF DIRECTORS
(Proposal 1)
The Board is divided into three classes, each of which is elected for a staggered term of three years. Our Articles of Incorporation provides for ten directors, subject to increase or decrease as determined by the Board. The Board may, following the meeting, increase the size of the Board and fill any resulting newly created directorships.
At the annual meeting of stockholders, three Class III Directors will be elected to our Board. Each nominee, Fredric H. Gould, Gary Hurand and Elie Y. Weiss, has been recommended to our Board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our Board to stand for election at the annual meeting, to hold office until our 2023 annual meeting and until his successor is elected and qualified. Class I Directors and Class II Directors will continue to serve as directors until our 2021 and 2022 annual meetings, respectively, and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.
We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a director, the persons named in the proxy card may vote for any substitute nominee proposed by the Board.
In an uncontested election, each nominee for director will be elected only if he receives the affirmative vote of a majority of the total votes cast “for,” “against” and “withheld” for such nominee. As set forth in our Corporate Governance Guidelines, any nominee for director who is an incumbent director but who is not elected by the vote required in the Bylaws, and with respect to whom no successor has been elected, is required to promptly tender his offer to resign to the Board for its consideration. The nominating committee will recommend to the Board whether to accept the offer to resign. No later than the next regularly scheduled Board meeting to be held at least ten days after the date of the election, the Board will decide whether to accept such offer and promptly and publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. If the resignation is accepted, the Board will either leave such position vacant, reduce the size of the Board or elect another individual to serve in place of the resigning director. The nominating committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Nominees for Election as Class III Directors Whose Term Will Expire in 2023
The following table sets forth certain information regarding each nominee for election to the Board:
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 84 years
Director since 1983 and Chairman of our Board from 1984 through 2013; with respect to One Liberty Properties, Inc., Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006; Chairman of the Board of Georgetown Partners, Inc., managing general partner of Gould Investors, from 1997 to 2012 and director since 2013; President since 1986 of REIT Management Corp., former advisor to the Company; Director of EastGroup Properties, Inc., from 1998 through 2019. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company’s business and history makes him an important member of our Board.

Gary Hurand 73 years
Director since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the Board in light of his extensive experience in commercial real estate and in business operations and as a former director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 47 years
Director since 2007; engaged in real estate development since 1997; Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties from 1997 to 2007; President of Real Estate for American Greetings from 2013 to 2017. Mr. Weiss is currently CEO of Five Forty Investments and a principal in a restaurant development and operating group, Paladar Restaurant Group. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His real estate and entrepreneurial experiences makes him a valuable member of our board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF FREDRIC H. GOULD, GARY HURAND AND ELIE Y. WEISS AS CLASS III DIRECTORS.

The following table sets forth certain information regarding directors whose terms will continue after the date of the annual meeting:
Class I Directors Whose Term Will Expire in 2021
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 81 years
Director since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 30 years experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate industry.

Jeffrey A. Gould 54 years
Director since 1997, President and Chief Executive Officer since 2002 and President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, Inc., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould’s experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his 15 years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Jonathan H. Simon 54 years
Director since 2006; President and Chief Executive Officer since 1994 of The Simon Baron Development Group (f/k/a The Simon Development Group), a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced in real estate development activities which is helpful in our development and acquisition activities.

Class II Directors Whose Term Will Expire in 2022
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 60 years
Director since 2001 and a Senior Vice President since 1993. Vice President of REIT Management Corp., former advisor to the Company, since 1986; from 1999 through 2011, Director and Senior Vice President, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board, of Georgetown Partners, Inc. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable member of our board in its deliberations.

Louis C. Grassi 64 years
Director since 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998 and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 28 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed as the chairman and financial expert of our audit committee.

Israel Rosenzweig 72 years
Chairman of the Board since 2013, Director and Vice Chairman of the Board from 2012 through 2013 and Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, Inc., since 1997; from 2000 to 2009, President of GP Partners, Inc., an affiliate of Gould Investors L.P., which provided advisory services in the real estate and financial services industries to an investment advisor; Senior Vice President of One Liberty Properties, Inc. since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 34 years of experience in the real estate industry provides the Board with an experienced and knowledgeable chairman.

Jeffrey Rubin 51 years
Director since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and Chief Executive Officer of Premier Payments, a provider of credit card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008; Chief Executive Officer of Summit Processing Group LLC since 2008. Mr. Rubin’s experience as the president and a director of a public company and his experience in business and financial matters are valuable to our company as the chairman of our compensation committee and in his activities as a director.

EXECUTIVE COMPENSATION
Compensation Program
The following features of our executive compensation program are evidence of our commitment to good corporate governance practice – we encourage you to read the more detailed information set forth herein:
WHAT WE DO
✔
Alignment of pay and performance. For the year ended December 31, 2019, our total stockholder return was 57.1% and Jeffrey A. Gould’s base compensation (i.e. salary, bonus and grant date fair value of restricted stock) as set forth in the Summary Compensation Table included herein increased 7.8% during the period beginning September 30, 2018 through December 31, 2019. For the three years ended December 31, 2019, our total stockholder return was 34.4% and Jeffrey A. Gould’s base compensation increased 16.1% during the period beginning September 30, 2017 through December 31, 2019.

✔
Use rigorous performance goals. Only 44.4% of the long-term equity incentive awards (i.e., RSUs) awarded to our executive officers in 2016 would have vested as of December 31, 2019, demonstrating the rigorous performance and market conditions established for such awards.

✔
Emphasize equity awards as a significant portion of the performance/incentive component of compensation. Long-term equity awards (i.e., the grant date fair value of the restricted stock awarded in 2020 for performance during the 12 months ended December 31, 2019) accounted for 62.5% of the performance/incentive based comportment of compensation awarded to Mr. Gould for 2019.

✔
Long-term equity awards as a growing component of annual base compensation. Long-term equity awards, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the restricted stock awarded in 2020, for 2019 performance, and in 2019, for 2018 performance, as applicable), increased for Mr. Gould to 20.2% in 2019 from 16.1% in 2018.

✔
Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

✔	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance between shorter and longer-term incentives.
✔	Capped equity award payouts. Shares that can be earned under our long-term equity incentive program are capped.
✔	Independent compensation consultant. We engage an independent compensation consultant to advise the compensation committee on compensation matters.
✔	Independent compensation committee. Our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices.
✔	Clawback policy. We are entitled to recoup compensation or cause the forfeiture of compensation as more fully described under “– Components of Executive Compensation – Clawbacks”.
WHAT WE DON’T DO
✘	No employment agreements. None of our officers have employment agreements. Employment of all of our full-time executive officers is “at will.”
✘
No severance arrangements. There are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g., death, disability, retirement or change of control).

✘	No golden parachute tax gross-ups. There are no excise tax gross ups or similar arrangements for our executive officers.

✘	No dividend or dividend equivalents on unearned equity incentive awards. No dividends are paid on the RSUs until the underlying shares are earned.
✘
No multi-year or guaranteed bonuses or equity grants. We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards. This ensures that we are able to base all compensation awards to measurable performance factors and business results.

✘
No costly defined benefit pension or supplemental retirement plans. We do not provide costly retirement benefits to our executive officers that reward longevity rather than contributions to our performance.

Total Stockholder Return
The following charts compare the cumulative return of our common stock with the Standard and Poor’s 500 index, SNL U.S. – Equity REIT Index, MSCI US REIT Index and the average of our Compensation Peer Group (as described under “ – Compensation Consultant”) for the periods indicated. (We start with September 30 because until recently, our fiscal year ended on such date). These charts assume $100 was invested on September 30, 2018 and 2016, respectively, in our common stock and each of these indices, and assumes the reinvestment of dividends:

Pay-for-Performance Alignment
We believe that the total compensation paid to Jeffrey A. Gould, our Chief Executive Officer and President, from September 30, 2018 through December 31, 2019 is appropriately aligned with our performance since our total stockholder return over such period was 39.7% compared to a 12.2% increase in Mr. Gould’s total compensation over the corresponding period.
General
We describe below our compensation objectives and policies as applied to our chief executive officer, chief financial officer and our three other most highly compensated officers (collectively, the “named executive officers”) in 2019. This discussion focuses on the information contained in the compensation tables that appear in this proxy statement but also describes our historic compensation structure and practices to enhance an understanding of our executive compensation disclosure. Generally, our compensation committee oversees our compensation program, recommends to our Board for its approval the compensation of executive officers employed by us on a full-time basis and the compensation paid those performing Services (as described below). Our audit committee reviews the appropriateness of the allocation to us under a shared services agreement of the compensation of executive officers who perform services for us on a part-time basis and the compensation paid for the Services. Historically, another element of our compensation program was the fee paid by us to our former advisor, REIT Management, pursuant to the amended and restated advisory agreement, as amended, which we refer to as the “advisory agreement,” and the related payment by such advisor of compensation to certain of our executive officers. The services the former advisor performed for us included, among other things, participating in our property acquisition analysis (which included executives of REIT Management serving on our investment committee), property disposition consultation and review, developing and maintaining banking and financing relationships, providing investment advice, long-term planning and consulting with our executives and employees in other aspects of our business, as required. Effective as of December 31, 2015, the advisory agreement was terminated and in lieu thereof, we retained certain related parties on an at-will basis to continue to perform the services, which we refer to as the Services, previously provided pursuant to the advisory agreement.

For the past several years, we have used the following compensation structure with respect to the compensation paid by us to our executive officers:
•
executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our President and Chief Executive Officer, Mitchell Gould, our Executive Vice President and George Zweier, our Vice President and Chief Financial Officer. These named executive officers are involved on a full-time basis in our multi-family property activities, management of our other real estate assets, and/or financial reporting; and

•
executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time each devotes to the other parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting, insurance and tax matters, corporate governance, SEC and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. These executive officers may also be compensated by us for their provision of the Services. See “Certain Relationships and Related Transactions.” David W. Kalish, Senior Vice President, Finance and Steven Rosenzweig, Vice President, respectively, are the only named executive officers who fit into this category.

The Role of Say-on-Pay
In reviewing our compensation philosophy and practices and in approving compensation for 2019, the compensation committee was aware of the results of our March 2017 “say-on-pay” vote in which approximately 96.4% of the shares that voted on such proposal voted to approve our executive compensation practices. The compensation committee viewed such results as supportive of our compensation philosophy, practices and determinations.
Objectives of our Executive Compensation Program
The principal objectives of our compensation program for full-time officers are to: (a) ensure that the total compensation paid to such officers is fair and competitive, (b) retain highly experienced officers who have worked together for a long time and contributed to our success, (c) motivate these officers to contribute to the achievement of the Company’s success and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on this principle permits us to retain and motivate these officers.
With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that these executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:
•
our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and

•
using part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance (including mortgage financing), banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Consultant
Our compensation committee is authorized by its charter to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. In 2019, our compensation committee engaged FPL Associates L.P., which we refer to as “FPL”, to conduct, among other things, a comprehensive compensation study of several of our senior full-time executive officers. FPL, a nationally recognized compensation consulting firm specializing in the real estate industry, has no relationship with us or any of our affiliates, except that it also serves as the independent compensation consultant for One Liberty Properties, Inc., a NYSE listed REIT, which may be deemed an affiliate of ours.
In its analysis, FPL compared our compensation practices to the following REITs, which we refer to as the “Compensation Peer Group”: Armada Hoffler Properties, Inc., Bluerock Residential Growth REIT, Inc., CatchMark Timber Trust, Inc., Community Healthcare Trust Incorporated, Farmland Partners Inc., Hersha Hospitality Trust, Independence Realty Trust, Inc., Investors Real Estate Trust, UMH Properties, Inc., and Urstadt Biddle Properties Inc. FPL noted that it defines “in line” as +/- 10% variance from a particular statistic.
FPL’s report, which was presented to the compensation committee in November 2019 in connection with the committee’s determinations with respect to long-term equity compensation and bonuses to be awarded for 2019 and base compensation to be paid for 2020, concluded that (i) base salaries for the three full-time executive officers fell in line with the 75th percentile of the peer group by rank and role, (ii) total annual cash fell in line with the peer group by role and in between the 25th percentile and the median by rank, (iii) long-term awards lagged the 25th percentile of the peer group by rank and role, (iv) actual total annual renumeration lags the 25th percentile on a weighted average basis, and (v) BRT’s pay falls below the minimum of the peer group across a three-year period while performance over the same period ranks above the maximum of the peer group.
Compensation Setting Process
Full-Time Officers
Since we have only eight full-time employees, we determine compensation for our full-time employees, including our executive officers, on a case- by-case basis and, except with respect to the performance metrics established in connection with our RSUs, our compensation decisions are subjective.
For our full-time executive officers, the recommendations of the Chief Executive Officer play a significant role in the compensation setting process, since he is aware of each executive officer’s duties and responsibilities and is most qualified to assess the level of each officer’s performance in carrying out his duties and responsibilities. The Chief Executive Officer, prior to making recommendations to the compensation committee concerning each executive officer’s compensation, consults with other senior executive officers. In considering base compensation and bonuses, the Chief Executive Officer and other senior executive officers assess an individual’s performance, which assessment is highly subjective, and our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, our revenues, results of operations, funds from operations, adjusted funds from operations, stockholder return, the management of our real estate portfolio and subjective considerations (collectively, the “Performance Criteria”). Since executive officers have different responsibilities, no Performance Criteria is given more weight than any other. Based on the foregoing, the Chief Executive Officer proposes to the compensation committee with respect to each full-time executive officer, a base salary for the following year, a cash bonus applicable to the recently completed year (which is paid in the following year), the perquisites to be made available for the following year and the number of shares of restricted stock to be awarded to each individual executive officer in the following year. The compensation committee reviews and discusses (including discussions without management’s participation), the CEO’s recommendations and takes into account the Performance Criteria. The compensation committee has discretion to accept, reject or modify the recommendations. The final decision by the compensation committee on compensation matters related to executive officers is reported to the Board, which can approve, modify or reject recommendation of the committee.
With respect to our Chief Executive Officer, the (i) chairman of the compensation committee and the Chief Executive Officer may meet to discuss the Chief Executive Officer’s compensation, and/or (ii) Chief Executive Officer or other senior executives may make recommendations to the compensation committee as to the appropriate level of compensation to be paid the Chief Executive Officer. The compensation committee then meets, without management, to discuss the Chief Executive Officer’s base salary for the following year, a cash bonus applicable to the recently completed year (which is paid in the following year), and the perquisites to be made available for the following year. The committee takes into account the Performance Criteria and in its discretion, may take into account any compensation the Chief Executive Officer received from the parties to the shared services agreement. The compensation committee then reports its recommendations to the Board, which can approve, modify or reject the recommendation of the committee. The number of shares of restricted stock to be awarded to the Chief Executive Officer is considered and determined by the committee annually, at the same time the committee considers and approves all restricted stock awards to be made for that year.
Part-Time Executive Officers
Shared Services Agreement
Fredric H. Gould, the former chairman of our Board, is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, he, in consultation with our Chief Executive Officer and other senior executives, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of this agreement and its conclusions are reported to the Board.
Services
Our Chief Executive Officer, in connection with other senior executive officers and management directors, recommends to the compensation and/or audit committees, the compensation to be paid for the performance of the Services by our part-time executive officers and others. One or more of such committees review and approve the individuals performing the Services and the amounts such individuals are to be compensated. Such committees and the Board have the authority to accept, modify or reject such recommendation and such determinations are approved by the Board.
Components of Executive Compensation
The following table summarizes each element of executive compensation used in 2019 for our named executive officers based on the philosophy and process described in this proxy statement as well as each element’s link to our compensation philosophy.
Compensation Element	Philosophy Statement	Retention	Reward short-term performance	Reward long-term performance	Align to stockholder interests	Participation of part-time executive officers
Base Pay
We intend to provide base pay at least as competitive to our peers. Base pay maintains a standard of living, is used to compete in the market for talent and forms the foundation for our other reward vehicles.
X

Cash Bonus Plan	Rewards annual performance in the form of an annual cash bonus. The amount of the cash bonus is recommended by the compensation committee and approved by the Board.	X	X		X

Compensation Element	Philosophy Statement	Retention	Reward short-term performance	Reward long-term performance	Align to stockholder interests	Participation of part-time executive officers
Pay-for-Performance Incentive Plan
Provides for long-term equity based incentive award in the form of RSUs that rewards, after five years and assuming a continued relationship with us, achievement of pre-established performance targets relating to absolute and relative compounded annual growth rate in total stockholder return and/or compounded annual growth rate in adjusted funds from operations.
		X		X	X	X

Time-Based Restricted Stock Awards
Emphasis on retention while providing an opportunity for increased rewards as stockholder return increases. These awards vest on a cliff vesting basis after five years assuming a continued relationship with us.
		X		X	X	X

Other Compensation and Benefits Programs	We offer benefits programs that provide health and retirement benefits for all employees.	X
The principal elements of our compensation program for executive officers in 2019 were:
•	base salaries;
•
annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses by any of our affiliates that are party to the shared services agreement, our share of such bonuses is allocated to us pursuant to such agreement (see “Certain Relationships and Related Transactions—Related Party Transactions”);

•	compensation paid to part-time executive officers in connection with their performance of the Services;
•	long-term equity in the form of restricted stock; and
•
special benefits and perquisites (i.e., additional disability insurance, long term care insurance, payment of education benefits and an automobile allowance (including insurance, maintenance and repairs)).

In determining 2019 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.
Base Salary
Full-Time Executive Officers
Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case-by-case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, stock price performance, dividends and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities; and (vii) subjective factors.
Part-Time Executive Officers
Their annual base salaries are allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted by them to each entity that is a party to such agreement.
Bonus
We provide the opportunity for our full-time executive officers and other full and part-time employees to earn an annual cash bonus. We provide this opportunity both to reward our officers and employees for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on an individual basis based upon the Performance Criteria. These determinations are highly subjective. Once our compensation committee has approved the annual bonus to be paid to each executive officer, the compensation committee presents its recommendations to the Board for their approval. Based on our present structure and our small number of full-time executive officers, our compensation committee has not established quantitative formulas or performance goals to determine cash bonuses for our executive officers, other than the Performance Criteria.
Services
Our management directors and certain part-time executive officers, including two named executive officers (i.e., David W. Kalish and Steven Rosenzweig), provide Services. See “Executive Compensation– General” for a description of the Services. The other executive officers and management directors performing Services are: Fredric H. Gould, Isaac Kalish, Israel Rosenzweig, Matthew J. Gould and Mark H. Lundy. See “Certain Relationships and Related Transactions.”
Long-Term Equity and Long-Term Equity Incentive Awards
We provide the opportunity for our full-time and part-time executive officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, retain our executive officers, motivate future performance and align the interests of our executive officers with our stockholders’ interests. The compensation committee reviews annually management’s recommendations for long-term equity awards for all our officers, directors and employees and makes determinations with respect to the grant of such awards. In making these determinations, the compensation committee considers the factors it considers relevant, including our performance and an individual’s performance. Existing ownership levels are not a factor in award determinations.
We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. For approximately the past ten years, we have awarded only restricted stock and in 2016, initiated the use of RSUs. We do not anticipate issuing any additional RSUs until 2021, the expiration of the vesting period with respect to the RSUs granted in 2016. The compensation committee generally believes restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of the five-year cliff vesting requirement and is entitled to dividends prior to vesting. Executive officers realize value upon the vesting of the restricted stocks, with the value potentially increasing if our stock performance increases. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock awards and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive than option grants.

All the outstanding restricted stock awards and RSUs provide for five-year “cliff” vesting. The compensation committee believes that awards with five-year “cliff” vesting provide a strong retention incentive for executives, reduces the potential risk associated with equity awards and aligns the interests of our executive officers with our stockholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate restricted stock awards granted each year to our executive officers, employees, directors and consultants should not exceed approximately 1% of our issued and outstanding common stocks. In 2019, the restricted stock awards constituted approximately 1% of our outstanding shares of common stock at the time of grant.
We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information. Generally, equity awards are granted in January of each year. Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on our company. The compensation committee concluded that while our compensation program takes into account the company’s performance the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.
In 2016, we adopted an equity based long-term pay-for-performance equity incentive program (the “2016 Performance Plan”) pursuant to which we issued to 15 individuals, including our named executive officers, RSUs exchangeable for up to an aggregate of 450,000 shares of common stock. As described in further detail in the table below, these RSUs vest if and to the extent pre-established market or performance conditions are met through the June 30, 2021 vesting date. (Further, with respect to RSUs that vest, recipients are entitled to cash dividends that would have been paid in respect of the shares underlying such RSUs had such shares been outstanding during such period). We use RSUs as an element of our long-term equity incentive compensation program with the expectation that in light of the five-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance. We do not anticipate granting any further RSU’s until after June 30, 2021.
The conditions that must be satisfied to earn these performance-based RSUs are tied to the achievement of rigorous, sustained performance and/or market goals – 44% of the award is based on compounded annual growth rate (“CAGR”) in adjusted funds from operations (“AFFO”) and 44% is based on CAGR in total stockholder return (“TSR”). The 12% balance of the award (the “Additional TSR Units”) vests in the event that CAGR in our TSR is in the top quartile of the corresponding growth rate of our Performance Plan Peer Group (i.e., the FTSE NAREIT Equity Apartment Index, excluding companies whose primary focus is the provision of housing for college and/or grad students) over the corresponding period (the “TSR Positive Adjustment”). However, in the event that CAGR in our total stockholder return is in the bottom quartile of the corresponding growth rate of the Performance Plan Peer Group, 25% of the RSUs tied to TSR are forfeited (the “TSR Negative Adjustment;” and together with the TSR Positive Adjustment, the “TSR Adjustment”). The specific goals and the other material terms and conditions of the 2016 Performance Plan are as follows (in the event that a metric is satisfied between two levels in the table below, straight line linear interpolation will be used to determine the number of RSUs that vest):
Long–Term Equity Incentive Awards Performance Criteria	Threshold Performance Criteria	Target Performance Criteria	Maximum Performance Criteria
AFFO (1)	If CAGR of 8% is achieved – 50,000 shares vest	If CAGR of 9% is achieved – 100,000 shares vest	If CAGR of 10% is achieved – 200,000 shares vest
TSR (2)	If CAGR of 6% is achieved – 50,000 shares vest	If CAGR of 9% is achieved – 100,000 shares vest	If CAGR of 12% is achieved –200,000 shares vest
Additional TSR Units	–	–	Upon satisfaction of the TSR Positive Adjustment –50,000 shares vest

(1)
AFFO is defined as funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, less straight-line rent accruals, adding back restricted stock expense, amortization of deferred mortgage costs, property acquisition costs and adjusting for the impact of non-controlling interests and subject to any changes in generally accepted accounting principles applicable to us.

(2)	Awards subject to reduction pursuant to the TSR Negative Adjustment.
As reflected in the graphic below, the RSUs granted in 2016 are, as of December 31, 2019, at the 44.4% level of the full payout of the performance objectives at which the RSUs vest (the extent to which the objectives for these awards are deemed to have been satisfied is determined in the manner described in note 10 of our consolidated financial statements included in our Annual Report and assumes no TSR Adjustment):

See “—Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report for additional information about our RSUs.
Clawbacks
We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:
•
in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) profits from the sale of our common stock during such 12 months;

•
if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee, then (i) all options (except to the extent exercised) immediately terminate and (ii) the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and

•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans.
Executive Benefits and Perquisites
We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2019, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, is allocated among us and other entities pursuant to the shared services agreement.
Employment and Severance Agreements; Post-Employment Benefits; Change of Control
None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.
We do not provide for any post-employment benefits to our named executive officers other than the accelerated vesting of our restricted stock awards and RSUs as described below.
Accelerated Vesting of Restricted Stock Awards
Generally, a person’s restricted stock award will vest fully in the event of such person’s death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), or retirement (having reached the age of 65 and worked for us for at least ten consecutive years; death, disability and retirement referred to collectively as a “DDR Event”) or in the event of a change of control in our company. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent directors.
Accelerated Vesting of RSUs
Upon the occurrence of a DDR Event, subject to the satisfaction of the applicable performance criteria proportionately adjusted to give effect to a reduction in the five year performance cycle, which we refer to as the “adjusted performance conditions”, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of the RSUs will vest.
Upon a change of control (as described above), the RSUs will vest to the extent the applicable as adjusted market and/or performance conditions have been met.
See “—Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report for additional information about our RSUs.
Chairman of the Board’s Compensation
For the Transition Period and 2019, our Chairman of the Board earned, and in 2020, he will earn, fees of $62,500, $260,500 and $280,900, respectively. Our Chairman does not receive any additional direct compensation from us, other than fees for the Services and long-term equity awards and long-term equity incentive awards, if any, granted to him by our compensation committee. Our Chairman may also receive compensation from other entities that are parties to the shared services agreement. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”
Deductibility of Executive Compensation
Prior to the 2017 Tax Cuts and Jobs Act, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a $1 million limit on deductibility. The 2017 Tax Cuts and Jobs Act eliminates the performance-based compensation exception and additionally applies the limit to certain former executive officers. However, it provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to the executive officers covered by the new tax law, other than previously granted awards that comply with the transition rules. Notwithstanding the repeal of the exemption for

“performance-based compensation,” the compensation committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.
For 2019, we believe that most of the compensation paid to our full-time executives is deductible by us. While the compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, it has not adopted a formal policy that requires all such compensation to be fully deductible.
Analysis
Base Salary and Bonus
Full-Time Executive Officers
In accordance with the compensation setting process described above, base salary and cash bonuses for 2019 were approved as follows for the named executive officers compensated directly by us:
	2019 Base Salary ($)	2018 Base Salary ($)	2019 Bonus ($)(1)	2018 Bonus ($)(2)	Percentage Increase(3)
Jeffrey A. Gould,	838,941	806,844	150,000	120,000	6.7
President and CEO
Mitchell Gould,	419,953	397,975	60,300	60,300	4.8
Executive Vice President
George Zweier,	308,704	292,275	36,400	36,400	5.0
Vice President and CFO
(1)	Represents the bonus applicable to 2019 which was paid in January 2020.
(2)	Represents the bonus applicable to 2018 which was paid in January 2019.
(3)	Represents the percentage increase from 2018 to 2019 in the sum of such person’s salary and bonus.
In setting Jeffrey A. Gould’s base salary for 2019, our compensation committee took into account his strong leadership skills and the fact that his base salary for 2019 represented a 4.0% increase from his 2018 base salary. In determining his bonus for 2019, the compensation committee took into account the Performance Criteria and our sale, including the sale by an unconsolidated joint venture, of three multi-family properties and other assets for a gain to us, net of minority interests and prepayment charges, of $17.4 million, our acquisition, through unconsolidated joint ventures, of three multi-family properties for an aggregate purchase price of $109.5 million, our purchase of the interest of a joint venture partner for an aggregate purchase price of $1.6 million, the continuation of an “at-the-market” equity offering program pursuant to which we raised $7.5 million of equity, obtaining a $10 million credit facility, subjective factors, and the 10% increase in our quarterly dividend.
The 5.5% increase in Mitchell Gould’s 2019 base salary from his 2018 base salary is due primarily to his individual performance in 2018 and a cost of living adjustment. In determining his bonus for 2019, the compensation committee took into account the Performance Criteria, his efforts with respect to the identifying, evaluating, negotiating and completing multi-family property purchases and sales, subjective factors and his oversight of our employees.
The 5.6% increase in Mr. Zweier’s 2019 base salary from his 2018 base salary is due primarily to his individual performance in 2018 and a cost of living adjustment. In determining his bonus for 2019, the compensation committee took into account the Performance Criteria and his oversight of financial and accounting matters.
Part-Time Named Executive Officers
David W. Kalish, Senior Vice President, Finance, has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, including REIT compliance, is involved in banking relationships, is a participant in our disclosure control and procedures committee and participates in the preparation and review of our press release and our disclosures under the Exchange Act.
Steven Rosenzweig, Senior Vice President – Legal, serves as lead legal counsel in our acquisition, disposition and mortgage financing activities. He is also a member of our investment committee and as such is involved in analyzing and reviewing operating results of each property in our portfolio and in analyzing, reviewing and approving each of our acquisition, disposition and financing transactions.
The compensation committee determined that based on the value of Messrs. D. Kalish’s and S. Rosenzweig’s services on our behalf, the compensation of these officers, which is allocated to us, is reasonable.
Long-Term Equity and Equity Incentive Awards
We believe that our long-term equity compensation program, using restricted share awards and RSUs with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding restricted shares. Our policy remains to limit dilution and compensation costs. In January 2019 and March 2018, we issued 156,399 and 144,797 restricted stock awards, respectively, representing approximately 0.99% and 1.03% of our outstanding shares, respectively. In the past five years, excluding the one-time grant in June 2016 of 450,000 shares of common stock subject to RSUs, we have awarded an average of 146,539 shares of restricted stock each year, representing an average of 1.02% per annum of our outstanding shares of common stock.
Fees for Services
The fees for Services were first paid in 2016 and in approving same, the compensation committee, the audit committee and Board took into account that after paying such fees, we would realize significant savings in comparison to the fees that would have been paid pursuant to the advisory agreement. The aggregate fee paid to seven individuals for Services in 2019 and the Transition Period was $1,331,325 and $316,982, respectively. See “Certain Relationships and Related Transactions.”
Stock Ownership Policy
In view of the fact that our executive officers and directors beneficially own in the aggregate approximately 6.7 million, or 38.5%, of our outstanding shares of common stock, we do not have, nor do we believe there is a need to adopt, a policy regarding ownership of our shares of common stock by executive officers and directors since their ownership interest aligns their interest with the interests of our stockholders.
Perquisites
The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, generally account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.
Post-Employment Benefits Program
The following table sets forth the value (based on the closing price of our stock on December 31, 2019 of $16.97 per share) of equity awards held by our named executive officers that would vest upon a DDR Event or a change in control as of December 31, 2019:
	Upon Death or Disability		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($) (2)	Restricted Stock ($)	RSUs ($)(2)
Jeffrey A. Gould	1,163,531	235,933	1,163,531	313,945
George Zweier	590,566	127,530	590,566	169,700
Mitchell Gould	961,775	140,283	961,775	186,670
David W. Kalish(1)	613,686	213,612	613,686	284,248
Steven Rosenzweig	287,964	159,412	287,964	212,125

(1)
Because Mr. Kalish is over 65 and has satisfied the period of service requirement, only his RSUs (assuming satisfaction of the performance and market condition as of the end of the measurement period) and restricted stock would vest upon his retirement as of December 31, 2019; the market value of his restricted stock and RSUs are reflected in the applicable column.

(2)
Assumes that the target performance criteria is achieved and that there is no TSR Adjustment. See “– Components of Executive Compensation – Long-Term Equity and Long-Term Equity Incentive Awards” and “– Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report.

Summary Compensation Table
The following table discloses the compensation paid and accrued for services rendered in all capacities to us for our named executive officers for 2019, the Transition Period, and 2018 and 2017:
Name and Principal Position	Year	Salary ($)(2)(3)	Bonus ($)(2)(4)	Stock Awards ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
Jeffrey A. Gould	2019	838,941	150,000	178,381(8)	101,550(9)	1,268,872
President and CEO	2018(T)	200,888	—	—	34,904	235,792
	2018	806,844	120,000	156,584	125,122	1,208,550
	2017	784,375	110,000	110,648	126,290	1,131,313
George Zweier	2019	308,704	36,400	90,593	47,969(10)	483,666
Vice President and CFO	2018(T)	75,050	—	—	11,906	86,956
	2018	292,275	36,400	82,880	45,481	457,036
	2017	278,366	35,000	63,300	45,773	422,439
Mitchell Gould	2019	419,953	60,300	134,028	114,121(11)	728,402
Executive Vice President	2018(T)	102,008		—	39,407	141,415
	2018	397,975	60,300	124,320	76,083	658,678
	2017	382,638	55,000	96,005	46,513	580,156
David W. Kalish	2019	227,582	—	86,870	240,810(12)	555,262
Senior Vice President, Finance	2018(T)	54,352	—	—	55,328	109,680
	2018	207,057	—	84,810	231,742	523,609
	2017	214,591	—	59,080	227,237	500,908
Steven Rosenzweig	2019	268,394	—	41,040	280,519(13)	589,953
Senior Vice President - Legal	2018(T)	81,526	—	—	61,429	142,955
	2018	254,304	—	35,520	250,674	540,498
	2017	260,200	—	26,687	215,630	502,517
(1)	2018(T) refers to the Transition Period.
(2)
The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. Messrs. Kalish and Rosenzweig do not receive salary or bonus directly from us but receive an annual salary and bonus from Gould Investors L.P. and related companies; a portion of their respective salaries and bonuses are allocated to us pursuant to the shared services agreement. The amount of salary and bonus that is allocated to us is set forth under the “Salary” column in the Summary Compensation Table. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid to Messrs. J. Gould, Kalish and Rosenzweig by entities owned by Fredric H. Gould, a management director and the former Chairman of our Board.

(3)	The annual base salaries in 2020 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $860,524, $319,775, and $434,624, respectively.

(4)
The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2019, 2018 and 2017 reflects our performance and the performance of our named executive officers for such years and was paid in January 2020, 2019 and 2018, respectively. There was no bonus paid for, or specifically allocated to, the Transition Period.

(5)
Reflects the grant date fair value of restricted stock awards, in each case calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by the named executives. Grant date fair values assumptions are consistent with those disclosed in note 10 to the consolidated financial statements included in our Annual Report.

(6)
We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $42,000 for any person in 2019. The estimated amount payable as of December 31, 2019 to Jeffrey A. Gould, George Zweier and Mitchell Gould pursuant to this plan upon termination of their employment is $2,714,000, $1,076,000 and $1,267,000, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.

(7)	Pursuant to Item 402(c)(2)(ix)(G) of Regulation S-K, excludes dividends on unvested restricted stock.
(8)	Mr. Gould beneficially owns approximately 3.4 million shares or 20% of our outstanding common stock.
(9)
Includes our contribution of $42,000 paid for his benefit to our defined contribution plan and perquisites totalling $59,550, of which $12,181 represents an automobile allowance, $8,079 represents a premium paid for additional disability insurance, $11,830 represents a premium paid for long-term care insurance and $27,460 represents an education benefit.

(10)	Includes our contribution of $42,000 paid for his benefit to our defined contribution plan and a $5,969 automobile allowance.
(11)	Includes our contribution of $42,000 paid for his benefit to our defined contribution plan, an education benefit of $63,264 and a $8,857 automobile allowance.
(12)
Includes $220,500 we paid him for the Services, our contribution of $12,050 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $8,260, of which $6,119 and $2,141 represents our share of the amounts incurred by Gould Investors for long-term care and disability insurance and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

(13)
Includes $240,652 we paid him for the Services, our contribution of $26,756 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $13,111, of which $1,545 and $11,566 represents our share of the amounts incurred by Gould Investors for long-term care insurance and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

Grants of Plan-Based Awards
The following table discloses the grant to our named executive officers of restricted stock awards which are scheduled to vest in 2024:
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Jeffrey A. Gould	1/08/19	14,374	178,381
George Zweier	1/08/19	7,300	90,593
Mitchell Gould	1/08/19	10,800	134,028
David W. Kalish	1/08/19	7,000	86,870
Steven Rosenzweig	1/08/19	3,307	41,040
Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number and value (based on the closing price per common share of common stock of $16.97 on December 31, 2019) of the outstanding equity awards at December 31, 2019 for our named executive officers:
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(6)
Jeffrey A. Gould	68,564(1)	1,163,531	41,625	706,376
George Zweier	34,800(2)	590,556	22,500	381,825
Mitchell Gould	56,675(3)	961,774	24,750	420,008
David W. Kalish	36,163(4)	613,686	37,687	639,548
Steven Rosenzweig	16,969(5)	287,964	28,125	477,281
(1)	In January 2020, 2021, 2022, March 2023 and January 2024, restricted stock awards with respect to 14,625, 13,230, 13,110, 13,225 and 14,374 shares, respectively, are scheduled to vest.
(2)	In January 2020, 2021, 2022, March 2023 and January 2024, restricted stock awards with respect to 6,500, 7,500, 7,000 and 7,300 shares, respectively, are scheduled to vest.
(3)	In January 2020, 2021, 2022, March 2023 and January 2024, restricted stock awards with respect to 12,000, 12,000, 11,375, 10,500 and 10,800 shares, respectively, are scheduled to vest.
(4)	In January 2020, 2021, 2022, March 2023 and January 2024, restricted stock awards with respect to 8,000, 7,000, 7,000, 7,163 and 7,000 shares, respectively, are scheduled to vest.
(5)	In January 2020, 2021, 2022, March 2023 and January 2024, restricted stock awards with respect to 3,500, 4,000, 3,162, 3,000 and 3,307 shares, respectively, are scheduled to vest.
(6)
Reflects the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment) scheduled to vest in 2021 upon satisfaction of market and/or performance based conditions. Approximately (i) 44% of the award vests upon achieving a 12% compounded annual growth rate in total stockholder return from 2016 through 2021, (ii) 44% of the award vests upon achieving a 10% compounded annual growth rate over such period in adjusted funds from operations (as calculated pursuant to the award agreement), and (iii) 12% of the award vests if compounded annual growth in our total stockholder return over such period is in the top 25% of our peer group. We can provide no assurance that any value will be realized from these awards.
Option Exercises and Stock Vested
The following table discloses information with respect to the shares of restricted stock held by our named executive officers that vested in 2019:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	14,625	173,891
George Zweier	6,500	77,285
Mitchell Gould	10,750	127,818
David W. Kalish	9,575	113,847
Steven Rosenzweig	3,000	35,670
PAY RATIO
We provide below a reasonable estimate of the relationship of the annual total compensation of Jeffrey A. Gould, our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2019:
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,268,872;
•	the median annual total compensation of all our employees (other than our CEO) was $359,918; and
•	our CEO’s annual total compensation was 3.53 times that of the median of the annual total compensation of all our employees (other than our CEO).
In calculating this estimate, we included as our employees as of the December 31, 2019 measurement date, only those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a Form W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.
Companies adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Introduction
Fredric H. Gould, a director and former Chairman of our Board, is Vice Chairman of the Board of Directors of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also a director and the sole stockholder of the managing general partner of Gould Investors. Gould Investors, a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, beneficially owns approximately 19.6% of our outstanding shares of common stock. Fredric H. Gould is the father of Matthew J. Gould and Jeffrey A. Gould.
Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty Properties and a Senior Vice President of the managing general partner of Gould Investors. He is the father of Steven Rosenzweig, Senior Vice President – Legal of BRT and an executive officer of the managing general partner of Gould Investors, and Alon Rosenzweig, our employee. Jeffrey A. Gould, a director and our President and Chief Executive Officer, is a Senior Vice President and a director of One Liberty Properties, a Senior Vice President and director of the managing general partner of Gould Investors and, a member of a limited liability company which is the other general partner of Gould Investors. Matthew J. Gould, a director and our Senior Vice President, is the Chairman of the Board of Directors of One Liberty Properties, Chairman of the Board of the managing general partner of Gould Investors and serves as director of a trust that is a member of a limited liability company which is the other general partner of Gould Investors. He is also an executive officer of Majestic Property. David W. Kalish, Isaac Kalish and Mark H. Lundy, each of whom is an executive officer of our company, are executive officers of One Liberty Properties and of the managing general partner of Gould Investors. Messrs. D. Kalish and Lundy are also officers of Majestic Property. David W. Kalish is the father of Isaac Kalish.
Related Party Transactions
Our 2018 and 2019 Equity Awards
For 2018 and 2019, respectively, each of the following individuals was granted shares of restricted stock with the indicated grant date fair value: Fredric H. Gould – $123,941 and $142,169; Matthew J. Gould - $156,584 and $178,381; Mark H. Lundy – $150, 392 and $167,101; Israel Rosenzweig – $37, 450 and $39,526; Isaac Kalish – $82,880 and $110,548; Ryan Baltimore, $76,960 and $93,075 and Alon Rosenzweig – $94,720 and $105,485. There were no grants of restricted stock for the Transition Period. The grant date fair value of these awards was calculated in the manner described in note 4 of the Summary Compensation Table. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if, any that may be realized by these individuals.
Services
For performing Services in 2018, the Transition Period and 2019, the following executive officers or directors received, and it is anticipated will receive for performing Services in 2020, respectively, the compensation indicated: Fredric H. Gould, $210,000, $52,500, $210,000 and $210,000; Matthew J. Gould, $217,875, $55,125, $231,525 and $243,100; Isaac Kalish, $245,138, $62,025, $260,500 and $273,525; Israel Rosenzweig, $54,469, $13,782, $57,900 and $60,800; and Mark H. Lundy, $108,938, $27,562, $110,250 and $110,250. See “Executive Compensation—General” and, for information regarding named executive officers compensated for performing Services, see “Executive Compensation—Summary Compensation Table.”
Shared Services Agreement
We and certain related entities, including Gould Investors, One Liberty Properties, and Majestic Property Management, occupy common office space and share certain services and personnel in common. The allocation of these general and administrative expenses among these entities is computed in accordance with a shared services agreement based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to such agreement. In 2018, the Transition Period and 2019, the amount of general and administrative expenses allocated to us represents approximately 22.6%, 23.5% and 21.7%, respectively, of the total expenses allocated to all entities which are parties to the shared services agreement. Specifically, in 2018, the Transition Period and 2019, we paid $497,000, $108,000 and $572,000, respectively, for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. Other than the executive officers identified in the Summary Compensation Table, Isaac Kalish was the only executive officer engaged by us on a part-time basis in 2018, the Transition Period and 2019 whose salary, bonus and benefits allocated to us exceeded $120,000. The amounts allocated to us for the services he performed in 2018, the Transition Period and 2019 were $122,706, $33,019 and $134,220, respectively.
As a cost saving measure, we obtain certain insurance (primarily property insurance) with Gould Investors and its affiliates and in 2018, the Transition Period and 2019, we reimbursed Gould Investors $26,000, $0 and $40,000 respectively, for our share of insurance premiums.
Majestic Property
Majestic Property, which is wholly-owned by Fredric H. Gould, provides real property management services, real estate brokerage, and construction supervision services for us and affiliated entities, as well as companies that are non-affiliated entities. In 2018, the Transition Period and 2019, we paid Majestic Property fees of $33,000, $8,000 and $33,000, respectively, representing, in the aggregate, less than 1.0% of the revenues of Majestic Property for each such period. Each of Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig, and Isaac Kalish received compensation from Majestic Property for such periods, which compensation is not included in the Summary Compensation Table. The fees paid by us to Majestic Property and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. These individuals also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2018, the Transition Period or 2019.
Miscellaneous
Alon Rosenzweig received compensation of $374,477, $58,053 and $377,517 in 2018, the Transition Period and 2019 respectively (including $179,375, $46,390 and $196,805 in base salary for 2018, the Transition Period and 2019, respectively, bonuses of $26,000 and $26,000 for 2018 and 2019, respectively, which were paid in 2019 and 2020, respectively, and $94,720 for each such period and $105,485 for 2018, the Transition Period and 2019, respectively, of restricted stock awards) and participated in the welfare and other benefit plans made available to executives.
Policies and Procedures
Our Conduct Code recognizes that we may enter into transactions between us and our affiliated entities, including the sharing and provision of services among us and our affiliated entities; it provides that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved or ratified as required by the Maryland General Corporation Law and the NYSE’s listing standards.
Generally, related party transactions that are proposed are submitted to the audit committee for its prior review and, if appropriate, approval. To the extent payments are made pursuant to an agreement with a related party previously approved by the audit committee, such as payments under the shared services agreement, such payments are reviewed by the audit committee on a quarterly basis and if appropriate, approved. If a transaction relates to a member of our audit committee, such member does not participate in the audit committee’s deliberations. Our related party transactions are reported to our Board on at least an annual basis.

ADVISORY APPROVAL OF THE COMPENSATIONS OF EXECUTIVES
(Proposal 2)
We are required to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our stockholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors recommends that you indicate your support for our compensation policies and procedures for our named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the BRT Apartments Corp 2020 proxy statements pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Our audit committee, in accordance with its charter, routinely reviews the performance and retention of our independent auditor and is requesting proposals from several independent registered public accounting firms to serve as our independent registered public accounting firm for the year ending December 31, 2020. After reviewing these proposals, the audit committee will select and appoint an independent registered public accounting firm for 2020. In light of this ongoing process, we are not submitting a proposal for the ratification of the appointment of our independent registered public account firm at the annual meeting. While not required to do so, our practice has been to submit the selection of the independent auditor for ratification in order to ascertain the views of our stockholders, and we expect to resume this practice in 2021.
We expect that representatives of BDO USA, LLP (“BDO”), which served as our independent registered public accounting firm during the periods described in the table below, will be present at the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders. We currently expect to complete the request for proposal process to select our independent registered public accounting firm for 2020 by the end of the second quarter of 2020. If our audit committee makes a selection prior to the annual meeting, we expect that representatives from the firm selected by the committee will be present at the annual meeting and that they will have the opportunity to make a statement and to be available to respond to appropriate questions from our stockholders.
Audit and Other Fees
The following table presents, except as otherwise indicated, BDO’s fees (including expenses) for the services and periods indicated:
	2019	Transition Period	2018
Audit fees(1)	$462,714	$148,095	$564,906
Audit-related fees	—	—	—
Tax fees	6,210	3,780	—
All other fees	—	—	—
Total fees	$468,924	$151,875	$564,906
(1)
Includes fees for the audit of our annual consolidated financial statements, the annual audit of internal controls over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the audits of the statements of revenue and certain expenses performed in connection with multi-family property acquisitions in accordance with Rule 3-14 of Regulation S-X, and in 2019 for services rendered in connection with registration statements filed with the SEC.

Approval Policy for Audit and Non-Audit Services
The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.
Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.
For 2019, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its duties, the audit committee:
•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•
discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;

•	obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;
•	was advised by the independent registered public accounting firm that it would render an unqualified opinion with respect to the year-end consolidated financial statements;
•	reviewed and discussed the year end consolidated financial statements with management and the independent registered public accounting firm;
•	discussed and evaluated our internal control procedures with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the SEC;
•	reviewed the unaudited quarterly financial statements prior to filing each Form 10-Q with the SEC and reviewed the related quarterly earnings press releases prior to issuance of same;
•
discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard (“AS”) No. 1301 (formerly AS 16), Communications with Audit Committees;

•
discussed with the independent registered public accounting firm such firm’s independence from BRT and management, and received the written disclosures and the letter from such firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence); and

•
reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in its Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Louis C. Grassi (Chairman)
Gary Hurand
Elie Weiss

BRT APARTMENTS CORP. 2020 INCENTIVE PLAN
(PROPOSAL 3)
Highlights of the Plan
Set forth below are some of the highlights of the Plan:
•	Options, restricted stock, restricted stock units, dividend equivalent rights and performance based awards may be granted;
•	A non-management director may not be granted awards with respect to more than 10,000 shares in any year;
•	Options may not be granted at an exercise price per share that is less than 100% of the fair market value per share on the date of the grant;
•
Participants may not be granted more than 100,000 shares in any year pursuant to each type of award other than with respect to stock options as to which no more than 50,000 shares may be granted in each year;

•
Without stockholder approval, we will not (i) reprice, replace or regrant, an outstanding option either in connection with the cancellation of such option or by amending an award agreement to lower the exercise price of such option, (ii) cancel outstanding options in exchange for cash or other awards; and (iii) repurchase outstanding unvested restricted stock or unvested RSUs in exchange for cash.

General
The Board has approved, subject to stockholder approval, the adoption of the BRT Apartment Corp. 2020 Incentive Plan. The Board believes that granting equity based compensation is an important component of our compensation structure. The purpose of the Plan is to motivate, retain and attract employees, officers and directors of experience and ability and to further the financial success of our company by aligning the interests of participants in the Plan, through the ownership of shares of common stock, with the interests of our stockholders.
As of the close of business on the record date, an aggregate of 1,194,145 shares of restricted stock and shares subject to RSUs (i.e., 744,145 shares of restricted stock and 450,000 shares subject to RSUs) issued pursuant to all of our equity incentive plans are outstanding. The outstanding restricted stock vests annually in approximately equal amounts from 2020 through 2025 and, subject to satisfaction of performance and market based conditions, the shares subject to RSUs vest in 2021. See “Executive Compensation – Long-Term Equity and Long-Term Equity Incentive Awards” and “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.” There are 140,605 shares available to be awarded pursuant to our 2018 Incentive Plan, which we refer to as the 2018 Plan, and we propose the adoption of the Plan pursuant to which up to 1,000,000 shares may be awarded. If stockholders adopt the Plan, no further awards will be made under the 2018 Plan. Generally, the awards granted each year have represented approximately 1% of our outstanding shares at the time of grant. The closing price of a share of our common stock on the New York Stock Exchange on May 15, 2020 was $8.91.
The following summary of major features of the Plan is qualified in its entirety by reference to the actual text of the Plan, set forth as Annex A.
Shares Subject to the Plan
The total number of shares available for grant under the Plan will not exceed 1,000,000 shares. The Plan authorizes the discretionary grant of (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, (ii) non-qualified stock options, (iii) restricted stock, (iv) restricted stock units, (v) dividend equivalent rights and (vi) performance-based awards. The shares available for issuance under the Plan will be authorized but unissued common shares. Shares related to awards that are forfeited, cancelled, terminated or expire unexercised will be available for grant under the Plan. Neither shares tendered by a participant to pay the exercise price of an award, nor any shares withheld by us for taxes, will be available for future grants under the Plan. In the event of a stock dividend or stock split affecting our shares, the number of shares issuable and issued under the Plan and the number of shares covered by and the exercise price and other terms of outstanding awards will be adjusted to reflect such event to prevent dilution or diminution of awards.

Administration of the Plan
The Plan will be administered by our compensation committee which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16(b) under the Exchange Act. The compensation committee has authority to administer and construe the Plan in accordance with its provisions, including the power to (a) determine persons eligible for awards, (b) prescribe the terms and conditions of awards granted under the Plan, (c) adopt rules for the administration, interpretation and application of the Plan which are consistent with the Plan and (d) establish, interpret, amend or revoke any such rules. A non-management director may not be granted awards with respect to more than 10,000 shares in any calendar year.
Options
Stock options entitle the holder to purchase a specified number of shares at a specified exercise price subject to the terms and conditions of the option grant. The purchase price per share for each stock option is determined by the compensation committee, but must be at least 100% of the fair market value per share on the date of grant. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year cannot exceed $100,000. To the extent that the fair market value of shares with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 will be treated as a non-qualified option. Options granted under the Plan may be exercisable for a term up to ten years. If a participant owns more than 10% of the total voting power of all classes of our shares at the time the participant is granted an incentive stock option, the purchase price per share for such option cannot be less than 110% of the fair market value per share on the date of grant and the term of such option cannot exceed five years.
Restricted Stock and RSUs
Restricted stock are shares that may not be sold, transferred, gifted, bequeathed, pledged, assigned or otherwise disposed of until the end of a specified restriction period. Restricted stock units, or RSUs, represent the right, upon satisfaction of specified conditions, to receive shares and are subject to the same restrictions on transferability applicable to restricted stock. RSUs and shares of restricted stock will be issued at the beginning of the restriction period and the compensation committee shall set restrictions and other conditions applicable to the vesting of such award, including restrictions based on the achievement of specific performance goals, time based restrictions or any other basis determined by the compensation committee.
Generally, recipients of restricted stock have the right to vote such shares and to receive and retain cash dividends and other distributions, if any, paid thereon, even if such restricted stock is later forfeited. Recipients of RSUs are not entitled to dividends (except to the extent a dividend equivalent right is granted in tandem with an RSU) or vote with respect to the underlying shares until such units vest. Recipients of these awards will not be entitled to delivery of the stock certificate (or its equivalent) representing the shares until the applicable restrictions have been satisfied. The Plan provides that except as otherwise determined by the compensation committee, RSUs and shares of restricted stock for which the vesting and other applicable conditions have not been met will be forfeited upon the death, disability or retirement of such participant; it is anticipated that to the extent permitted by law, the compensation committee will, as it has in the past, provide that (i) shares of restricted stock vest upon such occurrence and (ii) with respect to RSUs, subject to the satisfaction of the applicable market and/or performance conditions, a pro-rata portion (based on the time elapsed between the grant and the triggering event) of the RSUs will vest. See “Executive Compensation –Components of Executive Compensation – Employment and Severance Agreements; Post-Employment Benefits; Change of Control.”
Generally, restricted stock or RSUs that do not vest as provided in the applicable award agreement will be forfeited and the recipient of such award will not have any rights after such forfeiture with respect to such award other than to retain dividends paid prior thereto.
Dividend Equivalent Rights
The Plan allows the compensation committee to grant dividend equivalents rights in tandem with the grant of RSUs and performance based awards (other than restricted stock and options). These rights entitle the holder to receive an amount of cash equal to the cash distributions that would have been paid on shares underlying the award to which such right relates, as if such shares were outstanding during the period beginning with the grant date (or if otherwise determined by the compensation committee, the beginning of the performance cycle) of the award to which such dividend equivalent right relates through the vesting date (or if otherwise determined by the compensation committee, the conclusion of the performance cycle) of such award. Dividend equivalents rights will only vest to the extent the related award vests.
Performance Based Awards
Performance based awards will be made by the issuance of restricted stock units or other awards, or a combination thereof, contingent upon the attainment, as established by the compensation committee, of one or more performance goals (described below) over a specified period. The maximum number of shares with respect to which a participant may be granted performance based awards in any calendar year is 100,000 shares.
The terms and conditions of a performance based award will provide for the vesting of the award to be contingent upon the achievement of one or more specified performance goals that the compensation committee establishes. For this purpose, “performance goals” means for a performance cycle, the specific goals that the compensation committee establishes that may be based on one or more of the following performance criteria:
•	pre-tax income,
•	after-tax income,
•	net income (meaning net income as reflected in our financial reports for the applicable period),
•	operating income (including net operating income),
•	any one or more of cash flow, cash flow from operations, and free cash flow,
•	return on any one or more of equity, capital, invested capital and assets,
•	funds available for distribution,
•	occupancy rate at any one or more of our properties,
•	total stockholder return,
•	funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts Inc.,
•
adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: straight-line rent, amortization of lease tangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs, deferred mortgage and debt prepayment costs),

•	stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period),
•	revenues,
•	assets,
•
earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period,

•	reduction in expense levels,
•	operating cost management and employee productivity,
•
strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures,

•	achievement of business or operational goals such as market share and/or business development; and
•	such other metrics or criteria as the Committee may establish or select.
The performance goals need not be the same with respect to all participants and may be established for the Company in the aggregate or on a per share basis (whether diluted or undiluted), may be based on an absolute or relative basis, may be based on our performance compared to the performance of businesses or indices specified by the compensation committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be adjusted for non-controlling interests, and any one or more of the foregoing.
Amendment and Termination of the Plan
No awards may be made under the Plan on or after the tenth anniversary of the Plan’s effective date. Our Board may amend, suspend or terminate the Plan at any time for any reason provided that no amendment, suspension or termination may impair rights or obligations under any outstanding award without the participant’s consent or violate the Plan’s prohibition on repricing (i.e., the replacing or regranting of an option in connection with the cancellation of the option or by amending an award agreement to lower the exercise price of an option or the cancellation of any award in exchange for cash). The stockholders must approve any amendment: (i) if such approval is required under applicable law or stock exchange requirements; or (ii) that changes the no-repricing provisions of the Plan.
Clawbacks; Compliance with Laws; Compliance with REIT Requirements
The grant of awards and the issuance of shares under the Plan is subject to all applicable laws, rules and regulations, approvals by governmental and quasi-governmental authorities and the applicable provisions of any claw-back policy implemented by us, whether implemented prior to or after the grant of such award.
If a recipient’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct, as determined by the compensation committee), then (i) all options (except to the extent exercised) immediately terminate and (ii) the recipient’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately.
Awards are not exercisable if such award or its exercise could cause the participant to be in violation of any restrictions on ownership and transfer of our securities, or if, in the discretion of the Committee, such award could otherwise impair our status as a real estate investment trust under the Code.
Change in Control
Awards granted under the Plan that are outstanding and not then exercisable or subject to restrictions at the time of a change in control (as described below and in the Plan) become immediately exercisable and all restrictions are removed effective as of such change in control, except as otherwise provided in the award agreement. Our RSUs limit the vesting of such awards upon a change of control. See “Executive Compensation – Employment and Severance Agreements; Post-Employment Benefits; Change of Control.” The Plan defines a change in control as follows:
(a)
the acquisition (other than from us) in one or more transactions by any person (as defined in Section 13(d) of the Exchange Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding shares or the combined voting power of the then outstanding securities entitled to vote in the election of directors (provided that this provision is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould and their respective spouses, lineal descendants and affiliates);

(b)
individuals who, at the date of the award, constitute our board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the board; provided, however, that an individual becoming a director subsequent to the date of an award whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individuals were a member of the Incumbent Board, but excluding any individual whose initial assumption of office occurs as a result either of an actual or threatened election contest or other actual or threatened solicitation of proxies or consent by and behalf of a person other than the Incumbent Board;

(c)	the closing of a sale or other conveyance of all or substantially all of our assets;

(d)
the effective time of any merger or other business combination involving us if immediately after such transactions persons who hold a majority of outstanding voting securities entitled to vote generally in the election of the directors of the surviving entity are not persons who, immediately prior to such transaction, held our voting stock.

Federal Income Tax Consequences
The federal tax rules applicable to awards under the Plan under the Code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.
Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options governed by Section 83 of the Code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by us. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common shares on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return.
A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.
Generally, taxes are not due from the participant or owed by us when a grant of restricted stock, RSUs or performance based awards is initially made (unless the recipient of a restricted stock award makes an election under Section 83(b) of the Code in which case it is taxed at the time of grant), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., it becomes vested or transferable), in the case of restricted stock, or when shares are issuable in connection with vesting, in the case of an RSU or performance based award. Except with respect to awards for which a Section 83(b) election is made, income tax is paid on the value of the stock units or awards at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Generally, we will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.
The grant of dividend equivalents rights generally will have no federal income tax consequences for the participant. Generally, the participant will recognize ordinary income and/or capital gain, depending on the characterization of such distribution as ordinary income and/or capital gain, on the amount distributed to the participant pursuant to such dividend equivalent rights. Generally, we will be entitled to a dividend paid deduction equal to the amount of ordinary income and/or capital gain recognized by the participant at the time the participant recognizes such income for tax purposes.
Section 409A of the Code affects taxation of awards to employees but does not affect our ability to deduct deferred compensation. Section 409A applies to RSUs, performance units, and performance shares. Such grants are taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the regulations, a negative impact should not attach to the grants.
Section 409A of the Code does not apply to incentive stock options, non-qualified stock options (that are not discounted), and restricted stock, provided that there is no deferral of income beyond the vesting date.
See “Executive Compensation – Deductibility of Executive Compensation” for information regarding Section 162(m) of the Code.

New Plan Benefits Table
We have not determined the type, amount or recipients of awards under the 2020 Plan. Accordingly, we provide the following table which reflects the awards granted in 2019 pursuant to the 2018 Plan to the persons and groups indicated as if such grants were made pursuant to the 2020 Plan. These awards were in the form of restricted stock that vest on a “cliff-vesting” basis five years after grant. See “Executive Compensation –Grant of Plan Based Awards During 2019” for additional information regarding the equity awards granted in 2019.
Name and Position	Dollar Value(1)	Number of Units
Jeffrey A. Gould
President and Chief Executive Officer	243,927	14,374
Mitchell Gould
Executive Vice President	183,276	10,800
David W. Kalish
Senior Vice President	118,790	7,000
George Zweier
Vice President and Chief Financial Officer	123,881	7,300
Steven Rosenzweig
Senior Vice President - Legal	56,120	3,307
Executive group (8 individuals)	1,347,537	79,407
Non-executive director group (6 individuals)	397,098	23,400
Non-executive officer and employee group (38 individuals)	726,061	42,785
(1)	Reflects the number of units multiplied by $16.97, the closing price of our common stock on December 31, 2019.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE BRT APARTMENTS CORP. 2020 INCENTIVE PLAN.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF
PROXY MATERIALS
As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy. Our Conduct Code, corporate governance guidelines and the charters for our audit, compensation and nominating committees are available under the “Corporate Governance’’ tab at www.brtapartments.com.
This proxy statement (including the notice of meeting), the proxy card and our Annual Report are available at www.brtapartments.com/annualmeetingmaterials.pdf.
By order of the Board of Directors

S. Asher Gaffney, Secretary

ANNEX A
BRT APARTMENTS CORP.
2020 INCENTIVE PLAN
SECTION 1
EFFECTIVE DATE AND PURPOSE
1.1 Effective Date. This Plan (as defined) shall become effective upon approval by the stockholders of the Company (as defined), as and to the extent required by the listing requirements of the New York Stock Exchange.
1.2 Purpose of the Plan. The Plan is designed to motivate, retain and attract Participants (as defined) of experience and ability and to further the financial success of the Company by aligning the interests of Participants through the ownership of Shares (as defined) with the interests of the Company’s stockholders.
SECTION 2
DEFINITIONS
The following terms shall have the following meanings (whether used in the singular or plural) unless a different meaning is plainly required by the context:
“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or a regulation thereunder shall include any regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Affiliate” or “Affiliates” has the meaning ascribed to such term by Rule 501 promulgated under the Securities Act of 1933, as amended.
“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and Performance Share Awards.
“Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement (including an electronic communication) issued by the Company to a Participant describing the terms and provisions of such Award.
“Board” or “Board of Directors” means the Board of Directors of the Company, or any analogous governing body of any successor to the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.
“Committee” means the Compensation Committee of the Board or the committee of the Board appointed to administer the Plan.
“Company” means BRT Apartments Corp., a Maryland corporation.
“Company Voting Stock” has the meaning ascribed to such terms by Section 12.1(a).
“Dividend Equivalent Right” means an Award granted pursuant to Section 9, entitling the Participant to receive an amount of cash equal to the cash distributions that would have been paid on the Shares specified in the Award to which such Dividend Equivalent Right relates, as if such Shares had been issued to and held by the Participant holding such Dividend Equivalent Right during the period beginning with the grant date (or if otherwise determined by the Committee, the beginning of the Performance Cycle) of the Award to which the Dividend Equivalent Right relates through the vesting date of such award (or if otherwise determined by the Committee, the conclusion of such Performance Cycle).
“Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.
“Fair Market Value” means, as of any given date: (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are listed on the OTCBB or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.
“Grant Date” means, with respect to an Award, the effective date that such Award is granted to a Participant.
“Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.
“Incumbent Board” has the meaning ascribed to such term by Section 12.1(b).
“Non-management director” means a director who, in the applicable calendar year, was not compensated, directly or indirectly, by the Company, any Subsidiary or any of their Affiliates, other than compensation for service as a director or as a member of any committee of the Board.
“Non-qualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option.
“Participant” means an officer, employee, director or consultant of the Company or any of its Subsidiaries.
“Performance Criteria” shall mean any, a combination of, or all of the following: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Company’s financial reports for the applicable period), (iv) operating income (including net operating income), (v) cash flow, cash flow from operations, free cash flow and any one or more of the foregoing, (vi) return on any one or more of equity, capital, invested capital and assets, (vii) funds available for distribution, (viii) occupancy rate at any one or more of the Company’s or its Subsidiaries’ properties, (ix) total stockholder return, (x) funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), (xi) adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: straight-line rent, amortization of lease intangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs, deferred mortgage costs and debt prepayment costs), (xii) stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period), (xiii) revenues, (xiv) assets, (xv) earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in the Company’s financial reports for the applicable period, (xvi) reduction in expense levels, (xvii) operating cost management and employee productivity, (xviii) strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures; (xix) achievement of business or operational goals such as market share and/or business development, and (xx) such other metrics or criteria as the Committee may establish or select. Performance Criteria need not be the same with respect to all Participants and may be established on an aggregate or per share basis (diluted or undiluted), may be based on performance compared to performance by businesses or indices specified by the Committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be measured on an absolute or relative basis, may be adjusted for non-controlling interests, and any one or more of the foregoing. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.
“Performance-Based Award” means an Award granted pursuant to Section 8 of the Plan.
“Performance Cycle” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participants right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award.
“Performance Goals” means for a Performance Cycle, the applicable Performance Criteria.

“Period of Restriction” means the period during which an Award granted hereunder is subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee.
“Plan” means the BRT Apartments Corp. 2020 Incentive Plan, as set forth in this instrument, and as hereafter amended from time to time.
“Restricted Stock” means an Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.
“Restricted Stock Unit” or “RSU” means an Award of a right to receive one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.
“Retirement” means (i) a director who has attained the age of 65 years who resigns or retires from the Board or does not stand for re-election to the Board and has served continuously as a director of the Company for not less than six consecutive years, and (ii) an officer or employee of, or consultant to, the Company or one of its Subsidiaries who has attained the age of 65 years who resigns or retires from the Company or one of its Subsidiaries and has served in any such capacity with the Company or one of its Subsidiaries for not less than ten consecutive years at the time of retirement or resignation.
“Shares” means the shares of common stock, $0.01 par value, of the Company, or any other security of the Company determined by the Committee pursuant to Section 5.3.
“Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, (ii) any partnership or limited liability company of which 50% or more of the capital and profit interests is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, or (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.
SECTION 3
ELIGIBILITY
3.1 Participants. Awards may be granted in the discretion of the Committee to officers, employees, directors of, or consultants to the Company or its Subsidiaries.
3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.
SECTION 4
ADMINISTRATION
4.1 The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.
4.2 Authority of the Committee. Subject to applicable law, the Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) construe and interpret the Plan, the Awards and any Award Agreement, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) establish, interpret, amend or revoke any such rules. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company to the extent permitted by law.
4.3 Decisions Binding. All determinations and decisions made by the Committee and any of its delegatees pursuant to Section 4.2 shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
4.4 Limitation on Awards Granted to Non-management directors. The maximum number of Shares issuable pursuant to Awards that may be granted to a Non-management director in any calendar year shall not exceed 10,000 Shares.
SECTION 5
SHARES SUBJECT TO THE PLAN
5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 1,000,000 Shares. The Shares available for issuance under the Plan shall be authorized but unissued Shares of the Company.
5.2 Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, cancelled, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are tendered by a Participant to the Company in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.
5.3 Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to the Plan, outstanding Awards and the numerical amounts set forth in Sections 5, 6, 7 and 8 shall automatically be adjusted proportionally to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination or other similar change in the structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5, 6, 7 and 8 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the ability to grant or the qualification of Incentive Stock Options under the Plan or subject the Participant to taxes, penalties and interest imposed under section 409A(a)(1) of the Code.
5.4 Restrictions on Transferability. The Committee may impose such restrictions on any Award, Award of Shares or Shares acquired pursuant to an Award as it deems advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.
SECTION 6
STOCK OPTIONS
6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The maximum aggregate number of Shares underlying Options granted in any one calendar year to an individual Participant is 50,000.
6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, any conditions on exercise of the Option and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant.

6.3 Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Option may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.
6.4 Expiration of Options. Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of (i) the date(s) for termination of the Option set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Option expires and becomes un-exercisable. Except as set forth in an Award Agreement or as provided by the Committee, upon Retirement of a Participant, an Option may be exercised by such Participant to the extent it was exercisable on the effective date of the Retirement and shall be exercisable for a period of six months from the effective date of such Retirement, but not later than the expiration of the maximum term such Option. The Committee may not, after an Option is granted, extend the maximum term of the Option.
6.5 Exercisability of Options. Options granted under the Plan shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option.
6.6 Payment. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may permit exercise (a) by the Participant tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) the Participant tendering a combination of cash and previously acquired Shares equal to total Exercise Price (the Shares tendered being valued at Fair Market Value at the time of exercise), or (c) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver, or cause to be delivered, to the Participant, evidence of such Participant’s ownership of such Shares. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised until the records of the Company or its transfer agent reflect the issuance of such Shares. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the records of the Company or its transfer agent reflect the issuance of the Shares upon exercise of the Options.
6.7 Certain Additional Provisions for Incentive Stock Options.
(a) Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company, any parent and its Subsidiaries) shall not exceed $100,000. The portion of the Option which is in excess of the $100,000 limitation shall be treated as a Non-Qualified Option pursuant to Section 422(d)(1) of the Code.
(b) Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are officers or employees of the Company or a Subsidiary on the Grant Date.
(c) Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date. In the case of an Incentive Stock Option that is granted to a Participant who (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the term of such Incentive Stock Option shall be no more than five years from the Grant Date.

6.8 Restriction on Transfer. Except as otherwise determined by the Committee or as set forth in the Award Agreement, no Option may be transferred, gifted, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. Upon the death or Disability of a Participant, an Option may be exercised by the duly appointed personal representative of the deceased Participant or in the event of a Disability by the Participant or the duly appointed attorney-in-fact, guardian or custodian of the Disabled Participant to the extent the Option was exercisable on the date of death or the date of Disability and shall be exercisable for a period of six months from the date of death or the date of Disability.
6.9 Repricing of Options. Without stockholder approval, (i) the Company will not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option, and (ii) the Company will not cancel outstanding Options in exchange for cash or other Awards.
6.10 Voting Rights. A Participant shall have no voting rights with respect to any Options granted hereunder.
SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or RSUs to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares of Restricted Stock and/or RSUs to be granted to each Participant and the time when each Award shall be granted. No more than 100,000 Shares of each of Restricted Stock and Shares underlying RSUs may be granted to any individual Participant in any one calendar year.
7.2 Restricted Stock and RSU Agreements. Each Award of Restricted Stock and RSUs shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, the number of Shares subject to an RSU, any applicable Performance Goals and Performance Cycle, and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards in the event of termination of employment by the Participant or termination of the Participant’s relationship with the Company as a director, officer or consultant.
7.3 Transferability. Except as otherwise determined by the Committee or as set forth in the Award Agreement, Shares of Restricted Stock and RSUs (including Shares underlying RSUs) may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle. Except as otherwise determined by the Committee or as set forth in the Award Agreement, in the event of the death, Disability or Retirement of a Participant, all unvested Restricted Stock and unvested RSUs will not vest on the date of death or Disability or the effective date of Retirement. Without stockholder approval, the Company will not, except as otherwise provided for in the Plan, repurchase outstanding unvested Restricted Stock or unvested RSUs in exchange for cash.
7.4 Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock and RSUs (including Shares underlying RSUs) as it may deem advisable or appropriate in accordance with this Section 7.4.
(a) General Restrictions. The Committee may set one or more restrictions based upon (a) the achievement of specific Performance Goals, (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other restrictions determined by the Committee.
(b) Methods of Implementing Restrictions. The Committee may take such action as it, in its sole discretion, deems appropriate to give notice to the Participant of, and implement, the restrictions imposed pursuant to Section 7.
7.5 Removal of Restrictions. After the end of the Period of Restriction, the Shares (including the Shares underlying the RSUs) shall be freely transferable by the Participant, subject to any other restrictions on transfer (including without limitation, limitations imposed pursuant to the Company’s organizational documents) which may apply to such Shares.

7.6 Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall have voting rights during the Period of Restriction and (b) RSUs shall not have voting rights during the Period of Restriction.
7.7 Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Shares during the Period of Restriction and (b) except to the extent a Dividend Equivalent Right is granted in tandem with an RSU, RSUs shall not be entitled to receive any dividends or other distributions paid with respect to the underlying Shares during the Period of Restriction.
SECTION 8
PERFORMANCE-BASED AWARDS
8.1 Performance-Based Awards. Participants selected by the Committee may be granted one or more Performance Awards in the form of Options, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Committee and related to one or more of the Performance Criteria, in each case on a specified date or dates or over a Performance Cycle as determined by the Committee. The Committee shall define the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided, however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Participant. Performance Awards, other than Dividend Equivalent Rights, shall be paid in Shares.
8.2 Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Participant, the Committee shall select, within the first 180 days of the beginning of a Performance Cycle, the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including, if applicable, a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Participants.
8.3 Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle.
8.4 Maximum Award Payable. The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Cycle is 100,000 Shares (subject to adjustment as provided in Section 5.3 hereof).
SECTION 9
DIVIDEND EQUIVALENT RIGHTS
9.1 Dividend Equivalent-Rights. A Dividend Equivalent Right may be granted hereunder to any Participant only in tandem with an Award of RSUs or a Performance Based Award (other than an Award of Restricted Stock or Options). The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement which shall provide that such Dividend Equivalent Right, except to the extent otherwise provided in the related Award Agreement, shall (i) not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle, and (ii) be settled upon settlement or payment of, or lapse of restrictions on, the Award to which it relates, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such Award.
SECTION 10
AMENDMENT, TERMINATION, AND DURATION
10.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.
10.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 10.1, shall remain in effect until the tenth anniversary of the effective date of the Plan.
SECTION 11
TAX WITHHOLDING
11.1 Withholding Requirements. Prior to the delivery of any Shares pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required or appropriate to be withheld with respect to such Award (or the exercise or vesting thereof).
11.2 Withholding Arrangements. The Company, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company, Shares then owned by the Participant. The amount of the withholding requirement shall be deemed to include any amount that the Company agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state and local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.
SECTION 12
CHANGE IN CONTROL
12.1 Change in Control. For purposes of the Plan, a Change in Control means any of the following:
(a) the acquisition (other than from the Company) in one or more transactions by any person (as such term is used in Section 13(d) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 25% or more of (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); provided, however, the provision of this Section 12.1(a) is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, and their respective spouses, lineal descendants and Affiliates;
(b) individuals who, as of the date of the Award, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of such Award whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;
(c) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or

(d) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company’s voting Shares.
12.2 Effect of Change of Control. On the effective date of any Change in Control, unless the applicable Award Agreement provides otherwise: (i) in the case of an Option, each such outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby; and (ii) in the case of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and Performance Share Awards, the Period of Restriction applicable to each such Award shall be deemed to have expired. Notwithstanding the foregoing, unless otherwise provided in the applicable Award Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not become exercisable on an accelerated basis nor will the Restriction Period expire in connection with a Change of Control if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or for the assumption of such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the exercisability or the expiration of the Restriction Period), taking into account, to the extent applicable, the kind and amount of securities, cash, or other assets into or for which the Shares may be changed, converted, or exchanged in connection with such Change of Control.
SECTION 13
MISCELLANEOUS
13.1 Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted or required to defer receipt of the delivery of Shares that would otherwise be due to such Participant under an Award, other than an Option, any such deferral shall be subject to such rules and procedures as shall be determined by the Committee.
13.2 Termination for Cause. If a Participant’s employment or relationship with the Company or a Subsidiary shall be terminated for cause by the Company or such Subsidiary during the Restriction Period or prior to the exercise of any Option (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement or Award Agreement to which such Participant is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform his duties and responsibilities for any reason (other than illness or incapacity) and other misconduct of any kind, as determined by the Committee), then, (i) all Options (whether or not then vested and exercisable) shall immediately terminate and (ii) such Participant’s rights to all Restricted Stock, RSUs, Dividend Equivalent Rights and Performance Share Awards shall be forfeited immediately.
13.3 No Effect on Employment or Service. Nothing in the Plan, any Award or any Award Agreement, and no action of the Committee, shall confer or be construed to confer on any Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.
13.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation or otherwise, or the purchase of all or substantially all of the business or assets of the Company.
13.5 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise or vesting thereof), unless and until the issuance of such Shares shall have been recorded on the records of the Company or its transfer agents or registrars.
13.6 Uncertificated Shares. Notwithstanding any provision of the Plan to the contrary, the ownership of Shares issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates, and to the extent that the Plan, applicable law or the Company’s organizational documents, require or contemplate the imposition of a legend or other notation on one or more certificates evidencing Shares or an Award, the Committee shall have the sole discretion to determine the manner in which such legend or notation is implemented.
13.7 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
13.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
13.9 Requirements of Law; Claw-Back Policies. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time, and shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law (including the requirements of a national securities exchange).
13.10 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.
13.11 Real Estate Investment Trust. No Award shall be granted or awarded and, with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled, to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of any restrictions on ownership and transfer of the Company’s securities set forth in its articles of incorporation or other governing instrument or organizational documents, as amended, and in effect from time to time, or if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could otherwise impair the Company’s status as a real estate investment trust under the Code.
13.12 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.
13.13 Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

June 30, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM New York City time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Annual Report to Stockholders, Notice of Meeting, Proxy Statement and Proxy Card are available at www.brtapartments.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet.

00033330300000000000 9 061120

The Board of Directors recommends a vote "FOR" all nominees listed below and "FOR" proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors			
Fredric H. Gould	☐	☐	☐
Gary Hurand	☐	☐	☐
Elie Weiss	☐	☐	☐
2. A proposal to approve a non-binding advisory resolution regarding the compensation of the Company's executive officers for the year ended December 31, 2019, as more fully described in the accompanying proxy statement.	☐	☐	☐
3. A proposal to approve the Company's 2020 Incentive Plan.	☐	☐	☐

4. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner directed above. If no direction is made, this Proxy will be voted FOR all nominees, FOR proposal 2 and 3, and in the discretion of the proxy holders on any other business properly brought before the meeting or at any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.